Exhibit 99.2

Orion Energy Systems, Inc

Supplemental Information

Fiscal 2013 Second Quarter and Six Months Ended September 30, 2012

November 7, 2012

On November 7, 2012, Orion Energy Systems, Inc. issued a press release announcing financial results for our fiscal 2013 second quarter and six-month period ended September 30, 2012. The purpose of the supplemental information included below is to provide further discussion and analysis of our financial results for the second quarter and six months ended September 30, 2012. Therefore, the accompanying information provided below should be read in conjunction with our press release.

Statement of Operations

Revenue. Product revenue decreased from $30.1 million for the fiscal 2012 second quarter to $16.9 million for the fiscal 2013 second quarter, a decrease of $13.2 million, or 44%. The decrease in product revenue was a result of decreased sales of our solar renewable energy systems and high intensity fluorescent, or HIF, integrated lighting systems. During the first half of fiscal 2012, we had two large solar photovoltaic, or PV, projects under construction and did not have similar size projects under construction during the first half of fiscal 2013. Service revenue decreased from $3.4 million for the fiscal 2012 second quarter to $2.5 million for the fiscal 2013 second quarter, a decrease of $0.9 million or 26%. The decrease in service revenue was a result of the related service revenue from the decrease in sales of solar renewable energy systems. Total revenue from renewable energy systems was $2.8 million for the fiscal 2013 second quarter compared to $16.0 million for the fiscal 2012 second quarter. Product revenue decreased from $47.5 million for the fiscal 2012 first half to $30.5 million for the fiscal 2013 first half, a decrease of $17.0 million, or 36%. Total revenue from renewable energy systems was $5.5 million for the fiscal 2013 first half compared to $17.2 million for the fiscal 2012 first half, a decrease of $11.7 million, or 68%. We believe that our HIF energy efficiency business continues to be challenged by a difficult capital spending environment.

Backlog. Total cash order backlog as of September 30, 2012 was $46.7 million, which included $41.6 million of solar photovoltaic, or PV, orders, compared to a backlog of $50.5 million as of June 30, 2012, which included $44.3 million of solar PV orders. We currently expect approximately $18.1 million of our backlog to be recognized as revenue in fiscal 2013 and the remainder in future years. We typically expect the non-solar portion of our backlog to be recognized as revenue within 90 days from receipt of order. Our solar PV orders are typically longer-term construction type projects and we expect revenue to be recognized between three and 24 months from receipt of order, depending upon the size and complexity of the project. The roll-forward of cash backlog from June 30, 2012 to September 30, 2012 is as follows (in millions):

Backlog – June 30, 2012	$50.5
Q2 – Plus: Cash orders and OTA contracts at net present value of future cash flows	16.0
Q2 – Less: Revenue recognized during the quarter	(19.4)
Q2 – Plus: Portion of revenue recognized from PPAs	0.2
Q2 – Less: Other miscellaneous	(0.6)

Backlog – September 30, 2012	$46.7

Cost of Revenue and Gross Margin. Our cost of product revenue decreased from $21.4 million for the fiscal 2012 second quarter to $11.9 million for the fiscal 2013 second quarter, a decrease of $9.6 million, or 45%. Our cost of service revenue decreased from $2.6 million for the fiscal 2012 second quarter to $1.7 million for the fiscal 2013 second quarter, a decrease of $0.9 million, or 34%. Total gross margin was 29.9% for the fiscal 2013 second quarter and 28.0% for the fiscal 2012 second quarter. Total cost of product revenue decreased from $33.0 million for the fiscal 2012 first half to $21.5 million for the fiscal 2013 first half, a decrease of $11.5 million, or 35%. Total gross margin decreased from 29.8% for the fiscal 2012 first half to 29.3% for the fiscal 2013 first half. For the fiscal 2013 first half, our gross margin percentage declined due to the reduction in revenue from sales of our HIF systems and the impact of fixed expenses in our manufacturing facility. Our gross margin on renewable revenues was 31.0% during the fiscal 2013 first half. Gross margin from our HIF integrated systems revenue for the fiscal 2013 first half was 29.0%.

General and Administrative Expenses. Our general and administrative expenses increased from $2.7 million for the fiscal 2012 second quarter to $4.6 million for the fiscal 2013 second quarter, an increase of $1.9 million, or 70%. The increase in expenses was due to expenses of $1.7 million related to our reorganization and cost reduction initiatives. Our general and administrative expenses increased from $5.8 million for the fiscal 2012 first half to $7.9 million for the fiscal 2013 first half, an increase of $2.1 million, or 37%. The increase for the first half was due to expenses resulting from our reorganization and cost reduction initiatives and increased legal and audit expenses of $0.2 million related to the re-audit of our fiscal 2011 financial statements.

Sales and Marketing Expenses. Our sales and marketing expenses increased from $3.7 million for the fiscal 2012 second quarter to $4.6 million for the fiscal 2013 second quarter, an increase of $0.9 million, or 24%. The increase was due to reorganization expenses of $0.4 million and the full year impact of headcount additions from our prior year investment into the formation and staffing of our telemarketing function, the establishment and staffing of our Houston technology center, headcount additions for retail sales and sales and project management to support the increase in our solar PV backlog. Our sales and marketing expenses increased from $7.5 million for the fiscal 2012 first half to $8.5 million for the fiscal 2013 first half, an increase of $1.0 million, or 13%.

Total sales and marketing employee headcount was 93 and 115 at September 30, 2011 and September 30, 2012, respectively.

Research and Development Expenses. Our research and development (R&D) expenses increased from $0.6 million for the fiscal 2012 second quarter to $0.7 million for the fiscal 2013 second quarter, an increase of $0.1 million, or 20%. Our R&D expenses increased from $1.2 million for the fiscal 2012 first half to $1.4 million for the fiscal 2013 first half, an increase of $0.2 million, or 16%. The increase was due to increased compensation expenses related to the development of new product offerings, including our light emitting diode, or LED, product and energy management controls initiatives.

Interest Expense. Our interest expense was relatively unchanged from the fiscal 2012 second quarter compared to the fiscal 2013 second quarter. Our interest expense increased from $0.2 million for the fiscal 2012 first half to $0.3 million for the fiscal 2013 first half, an increase of $0.1 million, or 28%. The increase in our interest expense was due to the full year impact of additional debt funding completed during fiscal 2012 for the purpose of financing our OTA projects.

Interest Income. Our interest income was relatively unchanged from the fiscal 2012 second quarter compared to the fiscal 2013 second quarter. Our interest income increased from $368,000 for the fiscal 2012 first half to $443,000 for the fiscal 2013 first half, an increase of $75,000, or 20%. Interest income increased due to an increase in the number and dollar amount of completed OTA contracts and the related interest income under the financing terms.

Income Taxes. Our income tax expense increased from $1.0 million for the fiscal 2012 second quarter to income tax expense of $5.6 million for the fiscal 2013 second quarter, an increase of $4.6 million, or 441%. Our income tax expense increased from $0.4 million for the fiscal 2012 first half to income tax expense of $4.1 million for the fiscal 2013 first half, an increase of $3.7 million, or 835%. During the fiscal 2013 second quarter, we recorded a valuation reserve against our deferred tax assets in the amount of $5.6 million due to the amount of our operating loss from operations for the fiscal 2013 first half and uncertainty of the realization value of these assets in the future. Our effective income tax rate for the fiscal 2012 first half was 43.4%, compared to 53.8% for the fiscal 2013 first half. The change in effective rate was due primarily to the impact of the valuation reserve.

Statement of Cash Flows

Cash Flows Related to Operating Activities. Cash used in operating activities primarily consists of net income (loss) adjusted for certain non-cash items, including depreciation and amortization, stock-based compensation expenses, income taxes and the effect of changes in working capital and other activities.

Cash used in operating activities for the fiscal 2013 first half was $2.3 million and consisted of net cash provided by changes in operating assets and liabilities of $2.4 million and a net loss adjusted for non-cash expense items of $4.7 million. Cash provided by changes in operating assets and liabilities consisted of a decrease of $0.5 million in total accounts receivable due to customer collections and reduced revenue during the first half, an increase in accounts payable of $0.9 million due to vendor payment terms, an increase in accrued expenses of $2.0 million due to the timing of reorganization expenses and a $1.2 million increase in deferred revenue due to customer deposit payments received. Cash used from changes in operating assets and liabilities included a $0.2 million increase in inventory for purchases of raw material components and a $2.6 million increase in deferred contract costs for product costs incurred on projects where the performance criteria for revenue recognition has not yet occurred.

Cash provided by operating activities for the fiscal 2012 first half was $1.4 million and consisted of net cash of $1.3 million used for changes in operating assets and liabilities offset by net income adjusted for non-cash expense items of $2.7 million. Cash provided by changes in operating assets and liabilities consisted of a decrease of $3.3 million in total accounts receivable due to customer payments received during the quarter and a $6.7 million decrease in deferred contract costs due to project completions and cost recognition on solar PV systems. Cash used for changes in operating assets and liabilities included a $3.2 million increase in inventory for purchases of solar panel inventory and increases in our work-in-process and lighting fixture inventories for orders that are expected to ship during the fiscal 2012 third quarter, a $2.3 million increase in prepaid and other expenses related to deferred customer billings, a $3.9 million decrease in deferred revenue to project completions and a $2.1 million decrease in accounts payable due to vendor payments.

Cash Flows Related to Investing Activities. For the fiscal 2013 first half, cash used in investing activities was $1.8 million. This included $1.7 million for capital improvements related to our product development, information technology systems, manufacturing improvements and facility investments and $0.1 million for investment in patent activities.

For the fiscal 2012 first half, cash used in investing activities was $2.1 million. This included $2.0 million for capital improvements related to our information technology systems, manufacturing and tooling improvements and facility investments and $0.1 million for investment in patent activities.

Cash Flows Related to Financing Activities. For the fiscal 2013 first half, cash flows used in financing activities were $5.7 million. This included $4.5 million used for common share repurchases and $1.4 million for repayment of long-term debt. Cash flows provided by financing activities included $0.2 million in debt proceeds and $0.1 million received from stock option exercises and for excess tax benefits from stock-based compensation.

For the fiscal 2012 first half, cash flows provided by financing activities were $4.7 million. This included $4.6 million in new debt borrowings to fund OTAs, $0.8 million for excess tax benefits from stock-based compensation and $0.1 million received from stock option and warrant exercises. Cash flows used in financing activities included $0.7 million for repayment of long-term debt and $0.1 million for debt closing costs.

Working Capital

Our net working capital as of September 30, 2012 was $30.3 million, consisting of $58.6 million in current assets and $28.3 million in current liabilities. Our net working capital as of March 31, 2012 was $44.5 million, consisting of $67.2 million in current assets and $22.7 million in current liabilities. Our current accounts receivables increased from fiscal 2012 year-end by $0.3 million and our inventories increased from our fiscal 2012 year-end by $0.3 million due to an increase in lighting raw material inventories. During fiscal 2012, we had increased our inventories of fluorescent lamps due to concerns over shortages of rare earth minerals used in the production of fluorescent lamps. We believe that these supply shortage concerns have stabilized, but we continue to monitor them through conversations with our key vendors. Our accounts payable increased from our fiscal 2012 year end by $0.8 million due to increased inventory purchases and the timing of vendor payment terms.

We generally attempt to maintain at least a three-month supply of on-hand inventory of purchased components and raw materials to meet anticipated demand, as well as to reduce our risk of unexpected raw material or component shortages or supply interruptions. Our accounts receivables, inventory and payables may increase to the extent our revenue and order levels increase.

For the second half of fiscal 2013, we intend to focus our efforts to preserve cash by reducing expenses and implementing conservative inventory purchasing strategies and reducing our overall inventories.

Capital Spending

Capital expenditures totaled $1.7 million during the fiscal 2013 first half due to investments in new product development, information technologies, training and research facility additions, as well as facility investments. We expect to incur a total of $0.6 to $0.8 million in capital expenditures during the remainder of fiscal year 2013, excluding capital to support our OTA contracts. Our capital spending plans predominantly consist of further cost improvements in our manufacturing facility, new product development and investment in information technology systems. We expect to finance these capital expenditures primarily through our existing cash, equipment secured loans and leases, to the extent needed, long-term debt financing, or by using our available capacity under our credit facility.

Liquidity and Capital Resources

We had approximately $13.2 million in cash and cash equivalents and $1.0 million in short-term investments as of September 30, 2012, compared to $23.0 million and $1.0 million at March 31, 2012. Additionally, as of September 30, 2012 we have $13.3 million of borrowing availability under our revolving credit agreement. We believe that having multiple funding sources for our internally held OTA contracts, as well as having multiple external sources that will purchase the OTA contracts from us, has greatly reduced the cash strain created by funding these contracts ourselves and is no longer an impediment to our ability to increase the number of OTA contracts we complete in the future. We believe that our existing cash and cash equivalents, our anticipated cash flows from operating activities and our borrowing capacity under our revolving credit facility will be sufficient to meet our anticipated cash needs for the remainder of fiscal 2013, dependent upon our growth opportunities with our cash and finance customers.

Statistical Data

The following table presents certain statistical data, cumulative from December 1, 2001 through September 30, 2012, regarding sales of our HIF lighting systems, total units sold (including HIF lighting systems), customer kilowatt demand reduction, customer kilowatt hours saved, customer electricity costs saved, indirect carbon dioxide emission reductions from customers’ energy savings, and square footage we have retrofitted. The assumptions behind our calculations are described in the footnotes to the table below.

Cumulative From
December 1, 2001
Through September 30, 2012
(in thousands, unaudited)
HIF lighting systems sold (1)	2,391
Total units sold (including HIF lighting systems)	3,284
Customer kilowatt demand reduction (2)	758
Customer kilowatt hours saved (2)(3)	23,389,645
Customer electricity costs saved (4)	$1,799,874
Indirect carbon dioxide emission reductions from customers’ energy savings (tons) (5)	15,367
Square footage retrofitted (6)	1,241,271

(1)	“HIF lighting systems” includes all HIF units sold under the brand name “Compact Modular” and its predecessor, “Illuminator.”
(2)	A substantial majority of our HIF lighting systems, which generally operate at approximately 224 watts per six-lamp fixture, are installed in replacement of HID fixtures, which generally operate at approximately 465 watts per fixture in commercial and industrial applications. We calculate that each six-lamp HIF lighting system we install in replacement of an HID fixture generally reduces electricity consumption by approximately 241 watts (the difference between 465 watts and 224 watts). In retrofit projects where we replace fixtures other than HID fixtures, or where we replace fixtures with products other than our HIF lighting systems (which other products generally consist of products with lamps similar to those used in our HIF systems, but with varying frames, ballasts or power packs), we generally achieve similar wattage reductions (based on an analysis of the operating wattages of each of our fixtures compared to the operating wattage of the fixtures they typically replace). We calculate the amount of kilowatt demand reduction by multiplying (i) 0.241 kilowatts per six-lamp equivalent unit we install by (ii) the number of units we have installed in the period presented, including products other than our HIF lighting systems (or a total of approximately 3.3 million units).
(3)	We calculate the number of kilowatt hours saved on a cumulative basis by assuming the demand (kW) reduction for each fixture and assuming that each such unit has averaged 7,500 annual operating hours since its installation.

(4)	We calculate our customers’ electricity costs saved by multiplying the cumulative total customer kilowatt hours saved indicated in the table by $0.077 per kilowatt hour. The national average rate for 2011, which is the most current full year for which this information is available, was $0.1002 per kilowatt hour according to the United States Energy Information Administration.
(5)	We calculate this figure by multiplying (i) the estimated amount of carbon dioxide emissions that result from the generation of one kilowatt hour of electricity (determined using the Emissions and Generation Resource Integration Database, or EGrid, prepared by the United States Environmental Protection Agency), by (ii) the number of customer kilowatt hours saved as indicated in the table.
(6)	Based on 3.3 million total units sold, which contain a total of approximately 16.5 million lamps. Each lamp illuminates approximately 75 square feet. The majority of our installed fixtures contain six lamps and typically illuminate approximately 450 square feet.

Safe Harbor Statement

Certain matters discussed in this supplemental information are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements will include words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or words of similar import. Similarly, statements that describe our financial guidance or future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause results to differ materially from those expected, including, but not limited to, the following: (i) deterioration of market conditions, including customer capital expenditure budgets; (ii) our ability to compete and execute our growth strategy in a highly competitive market and our ability to respond successfully to market competition; (iii) increasing duration of customer sales cycles; (iv) the market acceptance of our products and services, including increasing customer preference to purchase our products through our Orion Throughput Agreements, or OTAs, rather than through cash purchases; (v) our ability to effectively manage the credit risk associated with our increasing reliance on OTA contracts; (vi) price fluctuations, shortages or interruptions of component supplies and raw materials used to manufacture our products; (vii) loss of one or more key employees, customers or suppliers, including key contacts at such customers; (viii) our ability to effectively manage our product inventory to provide our products to customers on a timely basis; (ix) the increasing relative volume of our product sales through our wholesale channel; (x) a reduction in the price of electricity; (xi) the cost to comply with, and the effects of, any current and future government regulations, laws and policies; (xii) increased competition from government subsidies and utility incentive programs; (xiii) dependence on customers’ capital budgets for sales of products and services; (xiv) our development of, and participation in, new product and technology offerings or applications; the availability of additional debt financing and/or equity capital; (xv) legal proceedings; and (xvi) potential warranty claims. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this supplemental information and we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, which are available at http://www.sec.gov or at http://www.oesx.com in the Investor Relations section of our Web site.